Exhibit 7.04

$1,622,000,000

MARGIN LOAN AGREEMENT

Dated as of July 6, 2007

among

L CURVE SUB INC.

and

M CURVE SUB INC.
as Borrowers,

The Several Lenders
from Time to Time Parties Hereto,

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Administrative Agent and Collateral Agent

and

CITICORP NORTH AMERICA, INC.
as Syndication Agent,

________________________________________________________

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Bookrunners

i

6.7.	Fees	31
6.8.	Representations and Warranties	31
6.9.	Solvency Certificate	31
6.10.	Notice of Borrowing	31

SECTION 7.	Conditions Precedent to All Borrowings after the Closing Date.	32
7.1.	Notice of Borrowing	32
7.2.	Other Conditions	32
7.3.	No Default	32
7.4.	Representations and Warranties	32

SECTION 8.	Representations, Warranties and Agreements	32
8.1.	Corporate Status	32
8.2.	Corporate Power and Authority; Execution and Enforceability	32
8.3.	Margin Regulations	33
8.4.	Investment Company Act	33
8.5.	Acquisition Agreement	33
8.6.	No Violation	33
8.7.	Governmental Approvals	33
8.8.	Solvency	33
8.9.	Reaffirmation of Effective Date Certifications	33

SECTION 9.	Affirmative Covenants.	34
9.1.	Information Covenants	34
9.2.	Books, Records and Inspections	35
9.3.	[Reserved].	36
9.4.	Payment of Taxes	36
9.5.	Corporate Franchises	36
9.6.	Compliance with Statutes, Regulations, Etc.	36
9.7.	Transactions with Affiliates	36
9.8.	Pledge of Additional Stock	36
9.9.	Use of Proceeds	36
9.10.	Further Assurances	36
9.11.	Accounts	37
9.12.	Voting Agreement	37
9.13.	Filing of Merger	37

SECTION10.	Negative Covenants	37
10.1.	Limitation on Indebtedness	37
10.2.	Limitation on Liens	37
10.3.	Limitation on Fundamental Changes	38
10.4.	Investments	38
10.5.	Limitation on Sale of Assets	38
10.6.	Hedging Agreements	38
10.7.	Limitation on Dividends	38
10.8.	Transactions with Affiliates	39

10.9.	Restrictive Agreements	39
10.10.	Capital Expenditures	39
10.11.	Changes in Business	39
10.12.	Limitations on Waivers and Amendments	40

SECTION 11.	Guarantee.	40
11.1.	Guaranty of the Obligations.	40
11.2.	Right of Set-off.	41
11.3.	No Subrogation.	41
11.4.	Amendments, etc. with Respect to the Obligations; Waiver of Rights.	41
11.5.	Guarantee Absolute and Unconditional.	42
11.6.	Reinstatement.	43
11.7.	Payments.	43

SECTION 12.	Events of Default; Remedies	43
12.1.	Events of Default	43
12.2.	Remedies	45
12.3.	Allocation of Payments	46

SECTION 13.	The Agents.	46
13.1.	Appointment	46
13.2.	Delegation of Duties	47
13.3.	Exculpatory Provisions	47
13.4.	Reliance by Agents	47
13.5.	Notice of Default	48
13.6.	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	48
13.7.	Indemnification	49
13.8.	Agents in their Individual Capacities	50
13.9.	Successor Agents	50
13.10.	Security Documents and Guarantee	51
13.11.	Withholding Tax	52

SECTION 14.	Miscellaneous	52
14.1.	Amendments and Waivers	52
14.2.	Notices	54
14.3.	No Waiver; Cumulative Remedies	54
14.4.	Survival of Representations and Warranties	54
14.5.	Payment of Expenses; Indemnification	55
14.6.	Successors and Assigns; Participations and Assignments	56
14.7.	Replacements of Lenders under Certain Circumstances	59
14.8.	Adjustments; Set-off	60
14.9.	Counterparts	61
14.10.	Severability	61
14.11.	Integration	61

14.12.	GOVERNING LAW	61
14.13.	Submission to Jurisdiction; Waivers	61
14.14.	Acknowledgments	62
14.15.	WAIVERS OF JURY TRIAL	63
14.16.	Confidentiality	63
14.17.	USA PATRIOT Act	63
14.18.	Direct Website Communications.	64
14.19.	Judgment Currency	65
14.20.	Payments Set Aside	65

SCHEDULES
Schedule 1.1	Lenders and Margin Loan Commitments
Schedule 1.2	Permitted Holders
Schedule 13.2	Notice Addresses

EXHIBITS
Exhibit A	Form of Pledge Agreement
Exhibit B-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit B-2	Form of Legal Opinion of Hogan & Hartson LLP
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Promissory Note

MARGIN LOAN AGREEMENT, dated as of July 6, 2007, among L Curve Sub Inc., a Maryland corporation (“L-Curve”), M Curve Sub Inc., a Maryland corporation (“M-Curve” and, together with L-Curve, the “Borrowers” and each a “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), Goldman Sachs Credit Partners L.P., as Administrative Agent (such term and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1) and as Collateral Agent, Citicorp North America, Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Bookrunners.

WHEREAS, pursuant to the Amended and Restated Agreement and Plan of Merger (as in effect on the date hereof, without giving effect to any amendment or waiver thereof, the “Acquisition Agreement”), dated as of June 3, 2007, by and among Laureate Education, Inc., a Maryland corporation, Wengen Alberta, Limited Partnership, an Alberta limited partnership (together with its successors, “Holdings”) and L-Curve, the Borrowers have commenced an offer (the “Tender Offer”) to purchase for cash any and all of the issued and outstanding shares of common stock (the “Laureate Equity”) of Laureate Education Inc. (“Laureate”), and following the consummation of the Tender Offer, (i) M-Curve will merge with and into L-Curve and (ii) L-Curve will merge with and into Laureate (the “Merger”);

WHEREAS, to fund, in part, the purchase price of the Laureate Equity on the date of the closing of the initial purchase of Laureate Equity pursuant to the Tender Offer (the “Takedown Date”) and thereafter until the expiration or termination of the Tender Offer (including the initial Tender Offer offering period expiring on the Effective Date and only one subsequent offering period of no more than eight Business Days, the “Offer Period”), the Sponsors and the other Permitted Holders (as defined below) will contribute an amount in cash to Holdings in exchange for Stock and Stock Equivalents, which cash will be contributed to the Borrowers in exchange for common Stock of the Borrowers, which contributions (collectively, the “Equity Investments”), shall at all times be no less than the greater of (i) 50% of the aggregate consideration paid for the Laureate Equity and (ii) the minimum equity contribution required to ensure that the Loans do not violate Regulation T, Regulation U, or Regulation X (the “Minimum Equity Amount”);

WHEREAS, to fund, in part, the purchase price of the Laureate Equity purchased during the Offer Period (the “Tender Purchases”), the Borrowers have requested that the Lenders make available a margin loan facility (the “Margin Loan Facility”) available in one or more drawings during the Availability Period;

WHEREAS, the proceeds of the Margin Loan Facility together with the net proceeds of the Equity Investments will be used by the Borrowers to pay the purchase price of the Tender Purchases; and

WHEREAS, the Lenders are willing to make available to the Borrowers such Margin Loan Facility upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.                 Definitions

1.1.          Defined Terms.  (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).

“Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.

“Adjusted Total Margin Loan Commitment” shall mean at any time the Total Margin Loan Commitment less the aggregate Margin Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Goldman Sachs Credit Partners L.P., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 13.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 14.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent Party” and “Agent Parties” shall have the meanings provided in Section 14.18(e).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent and each Joint Lead Arranger and Bookrunner.

“Agreement” shall mean this Margin Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit D, or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior officer of a Borrower designated as such in writing to the Administrative Agent by the applicable Borrower.

“Availability Period” shall mean the period from and including the Closing Date until the earlier of (a) the settlement of the purchases of Laureate Equity purchased pursuant to the Tender Offer prior to the expiration or termination of the Offer Period (but, in any case, no more than four Business Days after the expiration of the Offer Period) and (b) the Margin Loan Maturity Date.

“Bankruptcy Code” shall have the meaning provided in Section 12.1(e).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” shall have the meanings set forth in the preamble hereto.

“Borrowing” shall mean and include the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, that if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure” shall mean for any Person for any period, (a) the additions to property, plant and equipment and other capital expenditures of such Person and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capitalized Lease Obligations incurred by such Person and its consolidated Subsidiaries during such period.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by a Lender with any guideline, request, directive or order issued or made after the Effective Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” shall mean and be deemed to have occurred if at any time either (a) Permitted Holders shall not have direct or indirect beneficial ownership and control of at least a majority of (i) the voting power and (ii) the economic equity interests in each Borrower or (b) Sponsor shall not have direct or indirect beneficial ownership and control of at least 15% of (i) the voting power and (ii) the economic equity interests in each Borrower.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents.

“Collateral Account” shall mean a deposit or securities account of a Borrower or Borrowers in which the Collateral Agent, on behalf of the Secured Parties, holds a perfected first priority security interest, and which is subject to an account control agreement in favor of the Collateral Agent.

“Collateral Agent” shall mean Goldman Sachs Credit Partners L.P., as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 13.

“Communications” shall have the meaning provided in Section 14.18.

“Conditions to Effectiveness” shall mean all of the following:

(i) The representation and warranty in Section 4.11(i) of the Acquisition Agreement as in effect on the Effective Date shall be true and correct in all material respects. To the extent that the breach of any other representations and warranties made by Laureate in the Acquisition Agreement as in effect on the Effective Date that are material to the interests of the Lenders would give either Borrower or Holdings the right to terminate their obligations under the Acquisition Agreement, such representations and warranties are true and correct.

(ii) The Administrative Agent shall have received (A) this Agreement, executed and delivered by a duly authorized officer of each Borrower and each Lender; (B) the Pledge Agreement, executed and delivered by a duly authorized officer of each Borrower; and (C) an account control agreement with respect to each deposit account or securities account of each Borrower, executed and delivered by a duly authorized officer of the applicable Borrower and the depository bank.

(iii) All documents and instruments and agreements, including Uniform Commercial Code or other applicable financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording.

(iv) The Administrative Agent shall have received the executed legal opinion of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrowers, substantially in the form of Exhibit B-1 and (b) Hogan & Hartson LLP, as Maryland  counsel to the Borrowers, substantially in the form of Exhibit B-2.  The Borrowers hereby instruct such counsel to deliver such legal opinions.

(v)  The Administrative Agent shall have received a certificate of the Borrowers, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrowers, and attaching the documents referred to in clause (vi), below.

(vi) The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors of each Borrower authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) and (b) the extensions of credit contemplated hereunder.

(vii) Representations and Warranties. The representations and warranties made by the Borrowers in Sections 8.1 through 8.4 shall be true and correct.

(viii) The Administrative Agent shall have received a fully executed or conformed copy of the Acquisition Agreement, which shall be in full force and effect and no provisions thereof shall have been amended or waived in a manner materially adverse to the Lenders without the reasonable consent of the Administrative Agent.

(ix) The Joint Lead Arrangers and Bookrunners shall have received such documentation and information as is reasonably requested in writing prior to the Effective Date by the Administrative Agent about Holdings and each Borrower in respect of applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(x) The Borrowers shall be Solvent.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Contractual Requirements” shall have the meaning provided in Section 8.6.

“Credit Documents” shall mean this Agreement, the Security Documents, and any promissory notes issued by a Borrower hereunder.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Effective Date” shall mean the first date on which all Conditions to Effectiveness are met, which shall be the same as the date of execution hereof first stated above.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by either Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Investments” shall have the meaning provided in the recitals to this Agreement.

“Event of Default” shall have the meaning provided in Section 12.1.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on such Agent or Lender, (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding tax that is imposed on amounts payable to any Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this subclause (c) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this subclause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 14.8(a) or that such Lender acquired pursuant to Section 14.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) and (d) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d) (in the case of any Non-U.S. Lender) or Section 5.4(g) (in the case of a U.S. Lender).

“Existing Credit Agreement” shall have the meaning provided in Section 9.1.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Final Margin Loan Maturity Date” shall mean the date that is 180 days after the Takedown Date.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Date” shall mean each date on which a Loan is made pursuant to this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” means the guarantee of each Guarantor set forth in Section 11.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Holdings” shall have the meaning provided in the recitals to this Agreement.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the maximum face amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (h) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business and paid within 120 days of the creation of such payable or accrual of such expense, (ii) deferred or prepaid revenue and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby.

“indemnified liabilities” shall have the meaning provided in Section 14.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by any Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“Joint Lead Arrangers and Bookrunners” shall mean Goldman Sachs Credit Partners L.P. and Citigroup Global Markets Inc.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L-Curve” shall have the meaning provided in the preamble to this Agreement.

“Lender” and “Lenders” shall have the meanings provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing that it is required to make hereunder, (b) a Lender having notified the Administrative Agent and/or the Borrowers that it does not intend to comply with its obligations under Section 2.1(a) or (c) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in such currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the

Administrative Agent’s London Branch to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, charge, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease or license in the nature thereof) and, for any asset, any purchase option, call or similar right of a third party with respect to such asset.

“Loan” and “Loans” shall have the meanings provided in Section 2.1(a).

“M-Curve” shall have the meaning provided in the preamble to this Agreement.

“Margin Loan Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s “Margin Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Effective Date, the amount specified as such Lender’s “Margin Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Margin Loan Commitment, in each case, as the same may be changed from time to time pursuant to terms hereof.

“Margin Loan Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Margin Loan Commitment at such time by (b) the amount of the Total Margin Loan Commitment at such time, provided that at any time when the Total Margin Loan Commitment shall have been terminated, each Lender’s Margin Loan Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s outstanding Loans at such time by (b) the outstanding Loans of all Lenders at such time.

“Margin Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Margin Loan Maturity Date” shall mean the earlier of (a) the date of the closing of the Merger and (b) the Final Margin Loan Maturity Date.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrowers and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrowers, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Agents and the Lenders under this Agreement or any of the other Credit Documents.

“Merger” shall have the meaning provided in the recitals to this Agreement.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $100,000 (or, if less, the entire remaining Margin Loan Commitments at the time of such Borrowing), and (b) with respect to a Borrowing of ABR Loans, $100,000 (or, if less, the entire remaining Margin Loan Commitments at the time of such Borrowing).

“Minimum Equity Amount” shall have the meaning provided in the recitals to this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Participant” shall mean any Participant that if it were a Lender would qualify as a Non-U.S. Lender.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, either Borrower arising under any Credit Document, or otherwise with respect to any Margin Loan Commitment or Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against either Borrower or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Borrowers under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by either Borrower under any Credit Document.

“Offer Period” shall have the meaning provided in the recitals to this Agreement.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 14.6(c).

“Patriot Act” shall have the meaning provided in Section 14.17.

“Permitted Holders”  shall mean each of the Sponsor and the entities and individuals set forth on Schedule 1.2.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Platform” shall have the meanings provided in Section 14.18(c).

“Pledge Agreement” shall mean the Pledge Agreement, entered into on the Closing Date by the Borrowers and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Margin Loan Commitment at such date,

and (ii) the outstanding principal amount of the Loans (excluding Loans held by Defaulting Lenders) at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrowers or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, and each Lender.

“Security Documents” shall mean, collectively, (a) the Pledge Agreement, and (b) each other security agreement or account control agreement or other instrument or document executed and delivered to secure the Obligations or to perfect such security interest.

“Solvent” shall mean, with respect to any Person, that as of the relevant date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” shall mean any of KKR and its Affiliates but excluding portfolio companies of any of the foregoing.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of either Borrower and shall, notwithstanding the foregoing, include (with respect to each Borrower) Laureate and each of its Subsidiaries from and after such time as more than 50% of the Laureate Equity is owned in the aggregate by the Borrowers.

“Syndication Agent” shall mean Citicorp North America, Inc., together with its affiliates, as syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Takedown Date” has the meaning set forth in the recitals to this Agreement.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Total Margin Loan Commitment” shall mean the sum of the Margin Loan Commitments of all the Lenders.  The Total Margin Loan Commitment as of the Closing Date is $1,622,000,000.

 “Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Tender Offer, the Offer to Purchase dated June 8, 2007, the Acquisition Agreement, the Equity Investments, and reasonable and customary indemnification agreements to be executed by and among the Borrowers and Holdings.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“Voting Agreement” shall mean the Voting Agreement, dated as of June 3, 2007, by and among Holdings, Douglas Becker, Steven Taslitz, Jill Becker, Eric Becker, R. Christopher Hoehn-Saric, John Miller, Bruce Goldman, Rick Elfman, Therese Wareham,  KJT Gift Trust, Merrick Elfman Gift Trust, LGG Gift Trust, Goldman Family Gift Trust, The Irrevocable BHHT II IDFT and Irrevocable Grantor Retained Annuity Trust No. 11.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

1.2.          Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit  Document as a whole and not to any particular provision thereof.

(c)           Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)           The term “including” is by way of example and not limitation.

(e)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)           Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.3.          Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

1.4.          References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 2.                 Amount and Terms of Credit

2.1.          Margin Loan Commitments.

(a)           Subject to and upon the terms and conditions herein set forth, each Lender having a Margin Loan Commitment severally agrees to make a loan or loans denominated in Dollars (each a “Loan” and, collectively, the “Loans”) to the Borrowers, which Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the end of the Availability Period, (B) may, at the option of the Borrowers be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (C)  may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (D) shall not, for any Lender at any time, after giving effect thereto result in such Lender’s outstanding Loans at such time exceeding such Lender’s Margin Loan Commitment at such time, and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the outstanding Loans at such time exceeding the Total Margin Loan Commitment then in effect.

(b)           Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).  On the Margin Loan Maturity Date, all Loans shall be repaid in full.

2.2.          Maximum Number of LIBOR Borrowings.  No more than 15 LIBOR Borrowings may be outstanding at any one time.

2.3.          Notice of Borrowing.

(a)           Whenever either Borrower desires to incur Loans, it shall give the Administrative Agent at the Administrative Agent’s Office, prior to 12:00 noon (New York City time) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of any Type of Loan (or prior to 9:00 a.m. (New York City time) two Business Days’ prior written notice in the case of a Borrowing of Loans to be made on the Closing Date initially as LIBOR Loans).  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Margin Loan Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b)           Without in any way limiting the obligation of either Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of such Borrower.

2.4.          Disbursement of Funds.

(a)           No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b)           Each Lender shall make available all amounts it is to fund to the applicable Borrower under any Borrowing for its applicable Margin Loan Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars and the Administrative Agent will make available to the applicable Borrower, by depositing to an account designated by the applicable Borrower to the Administrative Agent the aggregate of the amounts so made available.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the applicable Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the applicable Borrower and the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars.  The Administrative Agent shall also be entitled to recover from such Lender or the applicable Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the applicable Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)           Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that either Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.          Repayment of Loans; Evidence of Debt.

(a)           The Borrowers shall repay to the Administrative Agent, for the benefit of the Lenders, on the Margin Loan Maturity Date, the full amount of the Loans then outstanding (together with accrued interest and all other Obligations payable under the Credit Documents), in Dollars.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from such Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the applicable Borrower to repay (with applicable interest) the Loans made to the applicable Borrower by such Lender in accordance with the terms of this Agreement.

2.6.          Conversions and Continuations.

(a)           Subject to the penultimate sentence of this clause (a), (x) the Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $100,000 and increments of $100,000 in excess thereof of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (y) each Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the applicable Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York City time) prior written notice (or telephonic notice promptly confirmed in writing) at least (i) three Business Days’ in advance, in the case of a continuation of or conversion to LIBOR Loans or (ii) one Business Day in advance, in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)           If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of LIBOR Loans, the applicable Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), such Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7.          Pro Rata Borrowings.  Each extension of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Margin Loan Commitments.  It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8.          Interest.

(a)           The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the ABR in effect from time to time plus 1.50%.

(b)           The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the relevant LIBOR Rate in effect from time to time, plus 2.50%.

(c)           If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or any other amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)           Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars.  Except as provided below, interest shall be payable in cash (A) on any prepayment (on the amount prepaid), (B) in full at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.  Until paid in cash, accrued interest shall be compounded and added to the principal amount of the Loans, (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, and (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period.  If a Loan is repaid on the same day on which it is borrowed, one day’s interest shall be paid on such Loan.

(e)           The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the applicable Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.          Interest Periods.  At the time a Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), such Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of such Borrower be a one, two, three or six month period provided that the initial interest period may be for a period of less than one month if agreed upon by the Borrower and the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a)           the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)           if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)           the applicable Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Final Margin Loan Maturity Date.

2.10.        Increased Costs, Illegality, Etc.

(a)           In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)      on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in Dollars are not generally available on the London interbank market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)     at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to Taxes) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrowers and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the applicable Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the applicable Borrower, (y) in the case of clause (ii) above, the applicable Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the applicable Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the applicable Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that such Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)           If, after the Effective Date, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the Effective Date has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Effective Date.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the applicable Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the applicable Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)           It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender and or (iii) Taxes included under clauses (c) and (d) of the definition of Excluded Taxes.

2.11.        Compensation.  If (a) any payment of principal of any LIBOR Loan is made by either Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 12 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the applicable Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the applicable Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13.        Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

SECTION 3.                 [Reserved].

SECTION 4.                 Reduction and Termination of Margin Loan Commitments.

4.1.         [Reserved].

4.2.          Voluntary Reduction of Margin Loan Commitments.  Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Margin Loan Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Margin Loan Commitment of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the outstanding Loans shall not exceed the Total Margin Loan Commitment.

4.3.          Mandatory Termination of Margin Loan Commitments.  The Margin Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Margin Loan Maturity Date.

SECTION 5.                 Payments

5.1.          Voluntary Prepayments.  Each Borrower shall have the right to prepay its Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:  (a) such Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by such Borrower no later than 12:00 noon (New York City time) (i) in the case of LIBOR Loans three Business Days prior to and (ii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11.

5.2.          [Reserved].

5.3.          Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the applicable Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the applicable Borrower, it being understood that written or facsimile notice by the applicable Borrower to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder, and all other payments under each Credit Document, shall be made in Dollars.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b)           Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.          Net Payments.

(a)           Any and all payments made by or on behalf of either Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if either Borrower shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Borrower shall make such deductions or withholdings and (iii) the applicable Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law.  Whenever any Indemnified Taxes are payable by either Borrower, as promptly as possible thereafter, such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Borrower showing payment thereof.

(b)           The Borrowers shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c)           The Borrowers shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of either Borrower under this Agreement or any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrowers by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)           Each Non-U.S. Lender shall, to the extent it is legally entitled to do so:

(i)      deliver to the Borrowers and the Administrative Agent, prior to the date on which the first payment to any Non-U.S. Lender is due hereunder, two copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrowers under this Agreement or (z) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required); and

(ii)     deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrowers and the Administrative Agent.  Each

Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(e)           If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment has been made by either Borrower pursuant to this Section 5.4, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by such Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse such Borrower for such amount (without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that such Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority.  At the Borrower’s reasonable request and at the Borrower’s expense, a Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim.  Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to either Borrower in connection with this clause (f) or any other provision of this Section 5.4.

(f)            If the Borrowers determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrowers as the Borrowers may reasonably request in challenging such Tax.  Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrowers as the Borrowers may reasonably request to minimize any amount payable by either Borrower pursuant to this Section 5.4.  The Borrowers shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by Borrowers pursuant to this Section 5.4(f).  Nothing in this Section 5.4(f) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(g)           Each Lender and Agent that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrowers and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent.

(h)           Any amount payable under this Agreement or any other Credit Document by a Borrower is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount.  If any such Tax is chargeable, the Borrower shall pay to the Administrative Agent, Collateral Agent or Lender, as the case may be, (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(i)            Where this Agreement or any other Credit Document requires any party to this Agreement or any Credit Document, as the case may be, to reimburse the Administrative Agent, the Collateral Agent or a Lender for any costs or expenses, that party must also at the same time pay and indemnify the Administrative Agent, Collateral Agent, or Lender, as the case may be against all value added tax or any other Tax of a similar nature incurred by the Administrative Agent, the Collateral Agent or a Lender in respect of the costs and expenses to the extent that the Administrative Agent, Collateral Agent or Lender acting reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that tax.

(j)            The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5.          Computations of Interest and Fees.  Interest on LIBOR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is based on the prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6.          Limit on Rate of Interest.

(a)           No Payment Shall Exceed Lawful Rate.  Notwithstanding any other provision herein, the Borrowers shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of amount or rate permitted under or consistent with any applicable law, rule or regulation (the “Highest Lawful Rate”).

(b)           Payment at Highest Lawful Rate.  If a Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)           Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate a Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from a Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.

SECTION 6.                 Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrowers and the Administrative Agent.  The acceptance of the benefits of the initial Borrowing shall constitute a representation and warranty by each Borrower to each Lender that all the applicable conditions specified in Section 6 have been satisfied as of that time (unless waived).

6.1.          Effective Date.  The Effective Date shall have occurred.

6.2.          Credit Documents.  This Agreement, the Pledge Agreement, and an account control agreement with respect to each deposit account or securities account of each Borrower, shall be valid and binding and in full force and effect.

6.3.          Collateral.

(a)           The Laureate Equity purchased in the Tender Offer shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent shall have received a perfected first priority security interest in all such Laureate Equity.

(b)           The Collateral Agent shall have received all certificates (if any) representing Laureate Equity purchased in the Tender Offer, accompanied by instruments of transfer and undated stock powers duly endorsed in blank.  With respect to any Laureate Equity for which stock certificates do not exist on the applicable Funding Date, the Borrowers shall have made arrangements (which shall be satisfactory to the Collateral Agent) with American Stock Transfer & Trust Company to cause certificates for all such Laureate Equity to be (i) issued as soon as practicable and, in any case, no later than three Business Days after such Funding Date, and (ii) delivered to the Collateral Agent, accompanied by instruments of transfer and undated stock powers duly endorsed in blank, on the date such certificates are issued.

(c)           The Collateral Agent shall have a perfected first priority security interest in all deposit accounts or other bank accounts or securities accounts and cash of the Borrowers.

(d)           Form UCC-1 financing statements naming the Borrowers as debtor and the Collateral Agent as secured party shall have been filed and recorded in the UCC records of the Maryland State Department of Assessments and Taxation, shall not have been amended (except by, or with the written consent of, the Collateral Agent) or terminated, and shall be effective to create the Liens intended to be created by the Pledge Agreement and perfect such Liens to the extent required by, and with the priority required by, the Pledge Agreement and this Agreement.

6.4.          Legal Opinions.  The Administrative Agent shall have received the executed legal opinion, dated as of the initial Funding Date, of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrowers, substantially in the form of Exhibit B-1 and (b) Hogan & Hartson LLP, as Maryland  counsel to the Borrowers, substantially in the form of Exhibit B-2, in each case modified to reflect and address a presently effective security interest and presently effective perfection.  The Borrowers hereby instruct such counsel to deliver such legal opinions.

6.5.          Equity Investments.  Equity Investments in an amount not less than the Minimum Equity Amount shall have been made.

6.6.          Laureate Equity Purchases.  Contemporaneously with the funding of the Loans, the proceeds of the Loans and the Equity Investments shall be used to consummate the Tender Purchases.  The amount of common stock of Laureate purchased pursuant to the Tender Purchases made contemporaneously with the initial funding of the Loans shall be at least the Adjusted Minimum Number (as defined in the Acquisition Agreement as in effect on the Effective Date, without giving effect to any subsequent amendments or waivers).

6.7.          Fees.  The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Borrowers for which invoices have been presented prior to the Closing Date shall have been paid.

6.8.          Representations and Warranties. The representations and warranties made by the Borrowers in Sections 8.1 through 8.4  and in Section 8.9 shall be true and correct.

6.9.          Solvency Certificate.  On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of each Borrower to the effect that after giving effect to the consummation of the Transactions to be consummated on the Closing Date, such Borrower is Solvent.

6.10.        Notice of Borrowing.  Prior to the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

SECTION 7.                 Conditions Precedent to All Borrowings after the Closing Date.

The agreement of each Lender to make any Loan requested to be made by it on any date after the Closing Date is subject to the satisfaction of the conditions precedent set forth below.  The acceptance of the benefits of each Borrowing shall constitute a representation and warranty by each Borrower to each Lender that all the applicable conditions specified in Section 7 have been satisfied as of that time (unless waived).

7.1.          Notice of Borrowing.  Prior to the making of each Loan the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

7.2.          Other Conditions.  The conditions set forth in Sections 6.3, 6.5 and 6.6 above shall have been satisfied as of each Funding Date and with respect to each purchase of Laureate Equity, or shall be satisfied simultaneously with the making of such Loan.

7.3.          No Default.  As of each Funding Date, no Default or Event of Default shall have occurred and be continuing or would result from the making of such Loan.

7.4.          Representations and Warranties  As of each Funding Date that is after the Closing Date, each representation and warranty set forth in Section 8 (other than Section 8.5) is true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Funding Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

SECTION 8.                 Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, each Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans. Each such representation, warranty, and agreement is made (a) on the Closing Date, and (b) as of the request for and funding of each Loan requested thereafter:

8.1.          Corporate Status.  Each Borrower and each material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2.          Corporate Power and Authority; Execution and Enforceability.  Each Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.          Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.4.          Investment Company Act.  Neither Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.5.          Acquisition Agreement.  (a) As of the Effective Date all of the representations made by Laureate in Article IV of the Acquisition Agreement are true and correct in all material respects.  (b) As of the Effective Date each of the representations and warranties made by Laureate pursuant to the Acquisition Agreement as of the Effective Date is true and correct in all material respects.

8.6.          No Violation.  Neither the execution, delivery or performance by either Borrower of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Borrower (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Borrower is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Borrower.

8.7.          Governmental Approvals.  The execution, delivery and performance of the Acquisition Agreement, the documents relating to the Tender Offer and each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.8.          Solvency.  On each Funding Date, giving effect to the transactions to occur on such Funding Date, each Borrower is Solvent.

8.9.          Reaffirmation of Effective Date Certifications.  As of the Closing Date: (a) all matters certified by the Borrowers in the closing certificate delivered on the Effective Date (including the insertions and attachments thereto) continue to be true and correct; (b)  the resolutions of the board of directors of each Borrower authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) and (ii) the extensions of credit contemplated hereunder, as delivered on the Effective Date, continue to be in effect, and have not been modified, superseded, or revoked; and (c) the Acquisition Agreement in the form delivered to the Administrative Agent on the Effective Date continues to be in full force and effect and no provisions thereof have been amended or waived in a manner materially adverse to the Lenders without the reasonable consent of the Administrative Agent.

SECTION 9.                 Affirmative Covenants.

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Margin Loan Commitments have terminated and the Loans, together with interest, fees and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:

9.1.          Information Covenants.

(a)           The Borrowers will furnish or cause to be furnished to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(i)      promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrowers or any of the Subsidiaries and copies of all financial statements, proxy statements, notices and reports that the Borrowers or any of the Subsidiaries shall send to the holders of any publicly issued securities of the Borrowers and/or any of the Subsidiaries, in each case in their capacity as such holders, lenders or agents;

(ii)     copies of all financial statements and other material reports and notices delivered to the lenders or to a facility agent or collateral agent under the Five-Year Credit Agreement dated as of August 16, 2006, among Laureate Education, Inc., Iniciativas Culturales de España, SL (“ICE”), the lenders party thereto, JPMorgan Chase Bank, N.A., as Facility Agent and Collateral Agent; and J.P. Morgan Europe Limited, as London Agent (as in effect on the Effective Date, and without giving effect to any amendments or waivers on or after the Effective Date, the “Existing Credit Agreement”), concurrently with the delivery thereof pursuant to the Existing Credit Agreement; provided, that if at any time the Existing Credit Agreement is not in effect, the Borrowers will furnish or cause to be furnished to the Administrative Agent all financial statements and other material reports and notices as and when would have been required pursuant to the Existing Credit Agreement as in effect on the Effective Date;

(iii)    promptly after an Authorized Officer of either Borrower obtains knowledge thereof, notice of the occurrence of any Default or Event of Default;

(iv)    promptly after an Authorized Officer of either Borrower obtains knowledge thereof, notice of the filing or commencement of any material action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrowers; and

(v)     with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(b)           Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 9.1, the Borrowers shall use commercially reasonable efforts to indicate in writing whether such document or notice contains material non-public information.  The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, their Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that either or both the Borrowers have indicated contains only publicly available information with respect to it or them may be posted on that portion of the Platform designated for such public-side Lenders.  If the Borrowers have not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrowers, their Subsidiaries and their securities.

9.2.          Books, Records and Inspections.  The Borrowers will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrowers and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrowers and any such Subsidiary and discuss the affairs, finances and accounts of the Borrowers and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2 and, except during the existence of an Event of Default, the Administrative Agent shall not exercise such rights more often than two times per year, of which only one shall be at the Borrower’s expense; provided further that an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Required Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.

9.3.          [Reserved].

9.4.          Payment of Taxes.  Each Borrower will pay and discharge when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it. The Borrowers will cause each of the Subsidiaries to pay its Indebtedness and other obligations, including tax liabilities, before the same shall become delinquent or in default, except (i) as otherwise permitted by Section 5.05 of the Existing Credit Agreement (without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement), or (ii) to the extent failure to make such payments would not constitute an Event of Default under the Existing Credit Agreement (without giving effect to any amendments or waivers thereof).

9.5.          Corporate Franchises.  Each Borrower will do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority.

9.6.          Compliance with Statutes, Regulations, Etc.  Each Borrower will comply with all material laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and will maintain all such material governmental approvals or authorizations in full force and effect.

9.7.          Transactions with Affiliates.  Each Borrower will conduct all transactions with any of its Affiliates (other than the other Borrower) on terms that are substantially as favorable to such Borrower as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to the Transactions.

9.8.          Pledge of Additional Stock. The Borrowers upon acquiring any Laureate Equity will (a) immediately cause all certificates (if any) representing Stock and Stock Equivalents of Laureate to be delivered to the Collateral Agent (accompanied by instruments of transfer and undated stock powers duly endorsed in blank) as security for the Obligations under the Pledge Agreement, and (b) with respect to any Laureate Equity for which stock certificates do not exist on the applicable Funding Date, the Borrowers shall cause certificates for all such Laureate Equity to be (i) issued as soon as practicable and, in any case, no later than three Business Days after such Funding Date, and (ii) delivered to the Collateral Agent, accompanied by instruments of transfer and undated stock powers duly endorsed in blank, on the date such certificates are issued.

9.9.          Use of Proceeds.  The Borrowers will use the proceeds of all Loans, together with Equity Investments, to purchase Laureate Equity pursuant to the Tender Offer and to pay the reasonable out-of-pocket costs and expenses incurred in the Tender Offer.

9.10.        Further Assurances.  The Borrowers will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrowers.

9.11.        Accounts.  The Borrowers will maintain all dividends, distributions, and proceeds received from each Borrower’s ownership of Laureate Equity, all proceeds of the Loans and all other cash, cash equivalents and securities in Collateral Accounts.

9.12.        Voting Agreement.  The Borrowers, upon reasonable request of the Lead Arrangers, will enforce their rights under the Voting Agreement (as defined in the Acquisition Agreement as in effect on the Effective Date without giving effect to any amendments or waivers of the Acquisition Agreement or the Voting Agreement).

9.13.        Filing of Merger.  The Borrowers will file the Articles of Merger (as defined in the Acquisition Agreement) with the Secretary of State of the State of Maryland no later than ten days after receipt of the votes necessary to consummate the Merger and satisfaction of the conditions set forth in Article VIII of the Acquisition Agreement.

SECTION 10.               Negative Covenants

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Margin Loan Commitments have terminated and the Loans, together with interest and all other Obligations incurred hereunder (other than contingent indemnity obligations), are paid in full:

10.1.        Limitation on Indebtedness.

(a)           The Borrowers will not incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness under this Agreement, and (ii) a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares (as defined in, and issued in accordance with, the Acquisition Agreement as in effect on the Effective Date without giving effect to any amendments or waivers). Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(b)           The Borrowers will not permit any of the Subsidiaries (except as permitted by Section 6.01 of the Existing Credit Agreement without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement) to incur, assume or suffer to exist any Indebtedness.

10.2.        Limitation on Liens.

(a)           The Borrowers will not create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of either Borrower, whether now owned or hereafter acquired other than Liens created pursuant to the Security Documents.

(b)           The Borrowers will not permit any of the Subsidiaries (except as permitted by Section 6.02 Existing Credit Agreement without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement) to create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any Subsidiary, whether now owned or hereafter acquired.

10.3.        Limitation on Fundamental Changes.

(b)           Other than pursuant to the Transactions, neither Borrower will enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties.

(c)           The Borrowers will not permit any of the Subsidiaries (except (i) pursuant to the Transactions or (ii) as permitted by Section 6.03 of the Existing Credit Agreement without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement) to enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all its business units, assets or other properties.

10.4.        Investments.  The Borrowers will not permit any of the Subsidiaries to purchase, hold, or acquire any Investment except as permitted under Section 6.04 of the Existing Credit Agreement (without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement).

10.5.        Limitation on Sale of Assets.

(a)           Other than pursuant to the Transactions, neither Borrower will convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets of any nature, whether now owned or hereafter acquired, including the Laureate Equity owned by it.

(b)           The Borrowers will not permit any of the Subsidiaries (except (A) pursuant to the Transactions or (B) as permitted by Section 6.05 of the Existing Credit Agreement without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement) to (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) without limiting clause (i), permit any Subsidiary to issue any additional Equity Interest in such Subsidiary or sell to any Person (other than a Subsidiary) any Stock or Stock Equivalents owned by it in any other Subsidiary.

10.6.        Hedging Agreements.  Except as permitted by Section 6.06 of the Existing Credit Agreement (without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement), the Borrowers will not permit any of the Subsidiaries to enter into any Hedging Agreement (as defined in the Existing Credit Agreement).

10.7.        Limitation on Dividends.

(a)           Neither Borrower will declare or pay any dividends or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes; provided, however, that cash equity contributions to either Borrowers made by Holdings and not used or required to be used, pursuant to the Tender Offer and this Agreement, for the purchase of Laureate Equity or payment of expenses related to the transactions contemplated by this Agreement and the Acquisition Agreement, may be returned to Holdings.

(b)           The Borrowers will not permit any Subsidiary to declare or pay any dividends or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, nor to make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, in each case except as permitted by Section 6.07 of the Existing Credit Agreement (without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement).

10.8.        Transactions with Affiliates.  The Borrowers will not permit any of the Subsidiaries to engage in any transactions with any of their Affiliates except as permitted by Section 6.08 of the Existing Credit Agreement (without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement).

10.9.        Restrictive Agreements. Except as permitted by Section 6.09 of the Existing Credit Agreement (without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement), the Borrowers will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or arrangement that prohibits, restricts or imposes any condition upon the ability of the Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or the ability of any Subsidiary to pay dividends or other distributions with respect to of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of any Subsidiary.

10.10.      Capital Expenditures.  The Borrowers will not permit the Subsidiaries to make any Capital Expenditures in excess of the amounts permitted by Section 6.10 of the Existing Credit Agreement (without giving effect to any amendments or waivers of any provision of the Existing Credit Agreement).

10.11.      Changes in Business.

(a)           The Borrowers will not engage in any business or activities other than those directly relating to the Transactions, and will not own or acquire any assets other than (i) amounts received as Equity Investments (and Collateral Accounts in which such amounts are held) (ii) proceeds of the Loans (and Collateral Accounts in which such proceeds are held) (provided that such proceeds shall be used, on the same day received (except that if any Loan is funded to the Borrowers after 2 pm, New York time, then the proceeds of such Loan may be held in such Collateral Account until, and used on, the next Business Day), to fund the purchase of Laureate Equity (or for related expenses) in accordance with this Agreement) and (iii) Laureate Equity.

(b)           The Borrowers will not permit the Subsidiaries to engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Effective Date and businesses reasonably related thereto.

10.12.      Limitations on Waivers and Amendments.  The Borrowers will not amend or waive any rights under the Voting Agreement (as defined in the Acquisition Agreement) in a manner that is materially adverse to the Agents or the Lenders without the consent of the Administrative Agent.

SECTION 11.               Guarantee.

11.1.        Guaranty of the Obligations.

(a)           Subject to the provisions of Section 11.1(b), each Borrower hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety (each Borrower, in its capacity as a guarantor of the Obligations of the other Borrower, a “Guarantor”), to the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of the other Borrower.

(b)           Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

(c)           Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor under this Section 11.1 without impairing this Section 11 or affecting the rights and remedies of any Secured Party hereunder.

(d)           No payment or payments made by any Borrower or Guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any Borrower or Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the other Guarantor, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor under this Section 11 until the Obligations under the Credit Documents are paid in full and the Margin Loan Commitments are terminated.

(e)           Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability under this Section 11, it will notify the Administrative Agent in writing that such payment is made under this Section 11 for such purpose.

11.2.        Right of Set-off.  In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default, without notice to such Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by the other Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor.  Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.3.        No Subrogation.  Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law) of the Administrative Agent or any other Secured Party against the Borrowers or the other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of  any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the other Guarantor or other guarantor in respect of payments made by such Guarantor hereunder until all amounts owing to the Administrative Agent and the other Secured Parties on account of the Obligations under the Credit Documents are paid in full and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Administrative Agent may determine.

11.4.        Amendments, etc. with Respect to the Obligations; Waiver of Rights.  Each Guarantor shall remain obligated under this Section 11 notwithstanding that, without any reservation of rights against the other Guarantor and without notice to or further assent by either Guarantor, in its capacity as such, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) this Agreement and the other Credit Documents may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released.  No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or under this Section 11 or any property subject thereto.  When making any demand hereunder against either Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrowers, other Guarantor or any other Person, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from either Borrower or either Guarantor or any other Person or any release of either Borrower or either Guarantor or any other Person shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Secured Parties against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

11.5.        Guarantee Absolute and Unconditional.

(a)           Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Secured Party upon this Section 11 or acceptance of this Section 11.  All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Section 11, and all dealings between either Borrower and either Guarantor, on the one hand, and any Secured Party, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Section 11.  To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or either of the Guarantors with respect to the Obligations.  Each Guarantor understands and agrees that this Section 11 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement or any other Credit Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any Borrower against the Secured Parties or (c)  any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of such Guarantor under this Section 11, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Secured Party to pursue such other rights or remedies or to collect any payments from any Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against such Guarantor.

(b)           This Section 11 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns until all Obligations (other than any contingent indemnity obligations not then due) shall have been satisfied by payment in full and the Margin Loan Commitments thereunder shall be terminated), notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Obligations.

11.6.        Reinstatement.  This Section 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

11.7.        Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.  Each Guarantor agrees that the provisions of Sections 5.4 and 14.18 shall apply to such Guarantor’s obligations under this Section 11.

SECTION 12.         Events of Default; Remedies

12.1.        Events of Default.  “Event of Default” means the occurrence of any of the following:

(a)           Payments.  Either Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any fees or any other amounts owing hereunder or under any other Credit Document.

(b)           Representations, Etc.  Any representation, warranty or statement made or deemed made by either Borrower herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

(c)           Covenants.  Either Borrower shall:

(i)      default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1, 9.2, 9.8, 9.9, 9.11 or 9.13 or Section 10; or

(ii)     default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 12.1(a) or 12.1(b) or clause (i) of this Section 12.1(c)) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrowers from the Administrative Agent or the Required Lenders.

(d)           Default Under Other Agreements.  (i) The Borrowers shall (A) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $5,000,000 in the aggregate for the Borrowers, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (ii) without limiting the provisions of clause (i) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof.

(e)           Bankruptcy, Etc.  Either Borrower or any material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” or any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against either Borrower or any material Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against either Borrower or any material Subsidiary and the petition is not dismissed within 45 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of either Borrower or any material Subsidiary; or either Borrower or any material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to either Borrower or any material Subsidiary; or there is commenced against either Borrower or any material Subsidiary any such proceeding or action that remains undismissed for a period of 45 days; or either Borrower or any material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or either Borrower or any material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 45 days; or either Borrower or any material Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by either Borrower or any material Subsidiary for the purpose of effecting any of the foregoing.

(f)            Security Documents and other Credit Documents.  (i) Any material portion of this Agreement or any Security Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions by the Administrative Agent or any Lender) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to continue to hold, after receipt of possession thereof, all certificated Stock and Stock Equivalents and other items of Collateral pledged or granted under the Security Documents or (ii) either Borrower shall contest the validity or enforceability of any Credit Document in writing or deny or disaffirm in writing any or all further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered under the Security Documents.

(g)           Judgments.  One or more judgments or decrees shall be entered against the Borrowers involving a liability of more than $30 million in the aggregate for all such judgments and decrees (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 15 days after the entry thereof.

(h)           Change of Control.  A Change of Control shall occur.

12.2.        Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, then, by written notice to the Borrowers, (a) the Administrative Agent may take any or all actions described in clause (iii) below (for such purposes, excluding from clause (iii) the acceleration of the Obligations and termination of Margin Loan Commitments), and (b) upon the written request of the Required Lenders the Administrative Agent shall take any or all of the actions described in any or all of clauses (i), (ii), and (iii) below, in each case without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 12.1(e) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Margin Loan Commitment terminated, whereupon the Margin Loan Commitment, if any, of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) enforce any or all rights and remedies of the Administrative Agent, Collateral Agent, and the Lenders pursuant to the Credit Documents, including any and all rights and remedies against Collateral.

12.3.        Allocation of Payments.  Any amount received by the Administrative Agent or the Collateral Agent from either Borrower following any acceleration of the Obligations under this Agreement or any Event of Default under Section 12.1(e) shall be allocated:

(i)      first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with a collection or a sale of Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of either Borrower and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii)     second, to the Secured Parties, an amount  equal to all Obligations owing to them on the date of any distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii)    third, any surplus then remaining shall be paid to the applicable Borrower or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 13.               The Agents.

13.1.        Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Section 13 (other than Section 13.9 with respect to the Borrowers) are solely for the benefit of the Agents and the Lenders, and neither Borrower shall have any rights as a third party beneficiary of any such provision.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)           The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other

Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)           Each of the Syndication Agent and the Joint Lead Arrangers and Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.

13.2.        Delegation of Duties.  The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined by the final, non-appealable judgment of a court of competent jurisdiction).

13.3.        Exculpatory Provisions.  No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by either Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of either Borrower to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of either Borrower or any Affiliate thereof.  The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of either Borrower.

13.4.        Reliance by Agents.  The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to either Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.  For purposes of determining compliance with the conditions specified in Section 6 and 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

13.5.        Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent, as applicable, has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

13.6.        Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of either Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender.  Each Lender represents to the

Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of either Borrower that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13.7.        Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective portions of the aggregate of outstanding Loans and unfunded Margin Loan Commitments in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Margin Loan Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with the aggregate outstanding Loans and Margin Loan Commitments in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Margin Loan Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s, as applicable, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7.  In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed upon, incurred by or asserted against the Administrative Agent or the Collateral

Agent in any way relating to or arising out of the Margin Loan Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans), this Section 13.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct.  The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder.

13.8.        Agents in their Individual Capacities.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with either Borrower as though such Agent were not the an Agent hereunder or under the other Credit Document.  With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

13.9.        Successor Agents.  Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrowers (not to be unreasonably withheld or delayed) so long as no Default under Section 12.1(a) or 12.1(e) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the (i) transfer by the retiring (or retired) Agent to the successor Agent of all sums, Stock, Stock

Equivalents and other items of Collateral held under the Security Documents (as applicable), together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Credit Documents, and (ii) execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 13.9).  The fees payable by the Borrowers (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 13 (including 13.7) and Section 14.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.  Any resignation of GSCP or its successor as Administrative Agent pursuant to this Section 13.9 shall also constitute the resignation of GSCP or its successor as Collateral Agent.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 13.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.  Any successor the Administrative Agent appointed pursuant to this Section 13.9 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.  If GSCP or its successor as Administrative Agent pursuant to this Section 13.9 has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, GSCP or its successor may resign as Collateral Agent upon notice to the Borrowers and the Required Lenders at any time.  After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

13.10.      Security Documents and Guarantee.

(a)           Agents under Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents.  Subject to Section 14.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented or (ii) release any Guarantor from the Guarantee or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented.

(b)           Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

13.11.      Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

SECTION 14.               Miscellaneous

14.1.        Amendments and Waivers.  Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented, terminated, waived or modified, except in accordance with the provisions of this Section 14.1; provided that the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Borrower or Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or waive, reduce, postpone or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Margin Loan Commitment, or increase the aggregate amount of the Margin Loan Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and Section 14.8(a), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case except with the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the term “Required Lenders”, consent to the assignment or transfer by either Borrower of its rights and obligations under any Credit Document to which it is a party or alter the order of application set forth in the final paragraph of Section 12, in each case except with the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify, terminate or waive any provision of Section 13 without the written consent of the then-current or former Administrative Agent or Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend Section 2.9 so as to permit Interest Period intervals greater than six months, without the written consent of each Lender directly and adversely affected thereby, or (v) release all or substantially all of the Collateral or each of the Guarantors from the Guarantee, or (vi) consent to the assignment or transfer by either Borrower of any of its rights and obligations under any Credit Document.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on either Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 14.1 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by either Borrower, on such Borrower.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Margin Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Margin Loan Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for the calculation of the minimum vote of the Lenders hereunder requiring any consent of the Lenders).

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Borrowers on any Collateral shall be automatically released in full upon the termination of this Agreement and the Margin Loan Commitments and payment in full of all Obligations hereunder (other than contingent indemnity obligations).

14.2.        Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)           if to the Borrowers, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

14.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5.        Payment of Expenses; Indemnification.  The Borrowers agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Latham & Watkins LLP and one counsel in each relevant local jurisdiction, (b) to pay or reimburse each Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the Collateral Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates, directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel), related to the Transactions (including, without limitation, the Merger) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrowers or any of their Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrowers shall have no obligation hereunder to any Agent or any Lender or any of their respective Affiliates, officers, directors, employees, agents or members with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have been attributable to (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Affiliates, officers, directors, employees, agents or members, or (ii) any material breach of any Credit Document by the party to be indemnified.  No Person entitled to indemnification under clause (d) of this Section 14.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other similar information transmission systems in connection with this Agreement, nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 14.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by either Borrower, its directors, stockholders or creditors or any other Person, whether or not any Person entitled to indemnification under clause (d) of this Section 14.5 is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents is consummated.  All amounts payable under this Section 14.5 shall be paid within ten Business Days of receipt by either Borrower of an invoice relating thereto setting forth such expense in reasonable retail.  The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6.        Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Lenders and each other Person entitled to indemnification under Section 14.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Margin Loan Commitments and the Loans) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)          the Borrowers, provided that, subject to clause (g) below, no consent of the Borrowers shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund (unless increased costs would result therefrom unless an Event of Default under Section 12.1(a) or Section 12.1(e) has occurred and is continuing) or (2) to a Person not more than 14 days following the Closing Date, to the extent the Borrower has previously consented to an allocation of Margin Loan Commitments or Loans in an amount greater than or equal to the amount assigned to such Person in such time period; and

(B)           the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Margin Loan Commitment or Loans, the amount of the Margin Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and increments of $1,000,000 in excess thereof, unless each of the Borrowers and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrowers shall be required if an Event of Default under Section 12.1(a) or Section 12.1(e) has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii)          Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 14.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 14.6.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Margin Loan Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, the

Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 14.6 and any written consent to such assignment required by clause (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)           (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Margin Loan Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (iv) of the proviso to Section 14.1 that affects such Participant.  Subject to clause (c)(ii) of this Section 14.6, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (which consent shall not be unreasonably withheld).

(d)           Any Lender may, without the consent of either Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment, the Borrowers hereby agree that, upon request of any Lender at any time and from time to time after either Borrower has made its initial borrowing hereunder, each Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit E, evidencing the Loans owing to such Lender.

(e)           Subject to Section 14.16, the Borrowers authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning a Borrower, the Subsidiaries and their respective Affiliates that has been delivered to such Lender by or on behalf of such Borrower, Subsidiaries and Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of such Borrower, Subsidiaries and Affiliates in connection with such Lender’s credit evaluation of such Borrower, Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(f)            The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.7.        Replacements of Lenders under Certain Circumstances.

(a)           The Borrowers shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 12.1(a) or Section 12.1(e) shall have occurred and be continuing at the time of such replacement, (iii) the replacement bank or institution shall purchase at par all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Margin Loan Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Obligations (other than principal and interest) of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment, the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.

14.8.        Adjustments; Set-off.

(a)           If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 12.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and without prior notice to either Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify such Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

14.10.      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11.      Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by either Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13.      Submission to Jurisdiction; Waivers.  Each Borrower irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

14.14.      Acknowledgments.  Each Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)           (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrowers or any of their respective Affiliates, shareholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of either Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising any of the Borrowers or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to either Borrower or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Agents and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)           no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among either Borrower, on the one hand, and any Lender, on the other hand.

14.15.      WAIVERS OF JURY TRIAL.  EACH BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16.      Confidentiality. Each Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrowers or any of their Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Agent or Lender pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or any governmental or private regulatory agency or authority or representative thereof or pursuant to legal process or applicable law or regulation or (a) to such Lender’s or Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a securitization that agrees its access to information regarding the Borrowers, their Subsidiaries, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Borrowers, their Subsidiaries, the Loans and Credit Documents in connection with ratings issued with respect to a securitization; provided that unless specifically prohibited by applicable law or regulation or court order, each Lender and Agent shall use commercially reasonable efforts to notify the Borrowers of any request made to such Lender or Agent by any governmental agency or any governmental or private regulatory agency or authority or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or Agent be obligated or required to return any materials furnished by or on behalf of a Borrower or any Subsidiary.  Each Lender and each Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 14.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 14.16 or other provisions at least as restrictive as this Section 14.16.

14.17.      USA PATRIOT Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Holdings and each Borrower, which information includes the name and address of Holdings and each Borrower and other information that will allow such Lender to identify Holdings and each Borrower in accordance with the Patriot Act.

14.18.      Direct Website Communications.

(a)           The Borrowers may, at their option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at the e-mail address as set forth on Schedule 13.2; provided that: (i) upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  Nothing in this Section 14.18 shall prejudice the right of the Borrowers, the Agents or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b)           The Administrative Agent agrees that the receipt of the Communications sent to the Administrative Agent at its e-mail address set forth on Schedule 13.2 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the Administrative Agent.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c)           Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 14.16.

(d)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  EACH AGENT PARTY (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS OR IN THE PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or any Agent’s transmission of Communications by electronic communication (including e-mail and Internet or intranet websites, including the Platform), except to the extent the liability of such liability resulted from the gross negligence, bad faith or willful misconduct of an Agent or its Affiliates, officers, directors, employees, agents or members or a material breach of the Credit Documents by such Agent.

14.19.      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from either Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

14.20.      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

L CURVE SUB INC., as Borrower

By:	/s/ Jonathan Smidt
Name: Jonathan Smidt
Title: Vice President and Secretary

M CURVE SUB INC., as Borrower

By:	/s/ Jonathan Smidt
Name: Jonathan Smidt
Title: Vice President and Secretary

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Joint Lead Arranger and Bookrunner, Administrative Agent, Collateral Agent, and a Lender

By:	/s/ Walter Jack
Authorized Signatory

CITIGROUP GLOBAL MARKETS INC., as a Joint Lead Arranger and Bookrunner

By:	/s/ Caesar W. Wyszomiriki
Name: Caesar W. Wyszomiriki
Title: Vice President

CITICORP NORTH AMERICA, INC., as Syndication Agent

By:	/s/ Caesar W. Wyszomiriki
Name: Caesar W. Wyszomiriki
Title: Vice President

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Caesar W. Wyszomiriki
Name: Caesar W. Wyszomiriki
Title: Vice President